AGREEMENT
                         JON AGNES AND EYECITY.COM, INC.

            AGREEMENT, dated as of the 12th day of July, 1999, by and between EyeCity.com, Inc., having a place of business at One Fairchild Court, Plainview, New York 11803 (hereinafter designated and referred to as "Company"), and Jon Agnes, residing at 162 Connetquot Drive, Oakdale, New York 11769 (hereinafter designated and referred to as "Executive", "his" or "him").

            WHEREAS, the Company desires to employ Executive as Chief Technology Officer in accordance with the provisions hereinafter set forth; and

            WHEREAS, Executive is willing to be employed by the Company, all in accordance with provisions hereinafter set forth.

            NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

            1. Term. The term of this Agreement (the "Term") shall be for a period of three (3) years commencing July 12, 1999 and automatically terminating on July 12, 2002, subject to earlier termination as provided herein or unless extended by mutual consent of both parties in writing sixty (60) days prior to the end of the term of this Agreement or any extension thereof, but nothing herein shall require the Company or Executive to agree to any specific term or condition or to any continuation of Executive's employment beyond the end of the term of this Agreement.

            2. Employment. Subject to the terms and conditions and for the compensation hereinafter set forth, the Company employs Executive for and during the Term as Chief Technology Officer and Executive shall have such duties and responsibilities as are typically assigned to chief technology officers of internet-related companies including, without limitation, the responsibilities listed on Schedule 1 hereto, and such other matters as shall be requested by the Chief Operating Officer. Executive does hereby accept such employment and agrees to use his best efforts and to devote all of his business time during the Term to the performance of his responsibilities faithfully, diligently and to the best of his abilities upon the conditions herein set forth; provided, however, that nothing herein shall be deemed to prohibit Executive from continuing to maintain the websites "us-express.com", "kryptonite.com" and "ips-ship.com" so long as Executive's efforts and commitment of time in connection therewith do not interfere with the performance of his duties hereunder. Executive shall report directly to the Chief Operating Officer of the Company or his designee.

            3. Compensation. During the Term, the Company agrees to pay Executive, and Executive agrees to accept a salary, at an annual rate as follows (in each case payable at least every two weeks, less all applicable taxes, for all services rendered by Executive hereunder): during the first six months of the Term, $125,000 per annum; during the seventh through and including the twelfth month of the Term, $150,000 per annum; during the second year of the Term, $155,000 per annum; and during the third year of the Term, $160,000 per annum. In addition, Executive may be entitled to receive additional bonuses from time to time at the sole


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discretion of the Board of Directors of the Company. On July 12, 1999, Executive
will be granted pursuant to the Company's stock option plan and the Option Contract attached as Exhibit A hereto stock options to purchase 240,000 shares of the Company's common stock at a price equal to the closing asked price per share on July 12, 1999, which options shall vest as follows: 40,000 on July 12, 1999 and an additional 20,000 quarterly upon the 12th day of each third month following July 12, 1999 (the date of the first such additional vesting of 20,000 shares will be October 12, 1999) until all of such 240,000 shares have vested during the Term hereof. Notwithstanding the foregoing, if there occurs during the Term (a) a merger or consolidation to which the Company is a party in which the Company is not the surviving corporation or (b) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then any stock options granted to Executive pursuant to this Section which are unexpired at the time of such occurrence shall become fully vested and immediately exercisable.

            4. Expenses. The Company shall reimburse Executive, not less often than monthly, for all actual and reasonable business expenses incurred in connection with his service to the Company, upon submission of appropriate vouchers and expense account reports. In this regard, the Company shall be responsible and shall reimburse Executive for gasoline costs incurred in respect of the service of the Company, Executive's business-related cell phone expenses, business-related pager expenses and expenses incurred in connection with the installment and maintenance of a fractional T1 connection service to Executive's primary residence referenced in the preamble hereto (estimated at $700 per month). All such expenses shall be reimbursable upon submission of reasonably appropriate documentation therefor in accordance with Company policy.

            5. Benefits. The Company shall provide medical insurance and such other benefits, including, without limitation, participation in the Company's stock option plan(s) in accordance with the applicable Company benefit plans, as such plans may exist from time to time and are made available to other employees of the Company with similar job responsibilities. Notwithstanding the foregoing, Executive shall be entitled to term life insurance coverage during the Term in the amount of $150,000, which insurance policy shall be acquired by the Company within 40 days of the date hereof. Executive shall be entitled to annual vacation in accordance with the Company's policy.

            6. Restrictive Covenant. Executive acknowledges that he has entered into that certain Noncompetition and Nondisclosure Agreement, dated of even date herewith, between Executive and the Company (the "Noncompetition Agreement") a copy of which is attached hereto as Exhibit B. Notwithstanding the terms and conditions thereof, Executive agrees that the "Restricted Period" as defined therein shall be extended, if applicable, through the first anniversary of the end of Executive's employment, whether full-time or part-time, exclusive or nonexclusive, and in any capacity, by the Company.

            7. Proprietary Rights and Information. Concurrently with the execution of this Agreement, Executive and the Company have entered into that certain Proprietary Rights and Information Agreement (the "Proprietary Rights and Information Agreement"), attached as Exhibit C hereto.


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            8. Irreparable Harm. Executive agrees that any breach or threatened breach by Executive of provisions set forth in Sections 6 and 7 of this Agreement, would cause the Company irreparable harm and the Company may obtain injunctive relief against such actual or threatened conduct and without the necessity of a bond.

            9. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, customer lists, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to Executive.

            10. Termination.

                  (A) Death. In the event of Executive's death during the Term, this Agreement shall automatically terminate on the date of death, and Executive's estate shall be entitled to payment of Executive's salary accrued hereunder through the date of death. All other benefits and compensation described herein shall terminate on the date of death unless otherwise stipulated in the applicable Company plan.

                  (B) Disability. In the event Executive, by reason of physical or mental incapacity, shall be disabled for a period of at least two (2) consecutive months or three (3) months in the aggregate in any twelve (12) month period of this Agreement or any extension hereof, the Company shall have the option to terminate Executive's employment and to terminate this Agreement. Upon ten (10) days written notice of such termination to Executive, and all obligations of the Company hereunder shall cease upon the date of such termination unless Executive shall have returned to the performance of his normal duties prior to the effective date of the notice. "Incapacity" as used herein shall mean the inability of Executive to perform his normal duties. Executive's salary as provided for hereunder shall continue to be paid during any period of incapacity prior to and including the date on which Executive's employment is terminated for disability.

            (C) Company's Rights To Terminate This Agreement.

                  (a) The Company shall have the right, before the expiration of the term of this Agreement, to terminate this Agreement and to discharge Executive for cause (hereinafter "Cause"), and all compensation to Executive shall cease to accrue upon discharge of Executive for Cause. For the purposes of this Agreement, the term "Cause" shall mean (i) Executive's violation of the Company's written policy or specific written directions of the Chief Operating Officer or of the Board of Directors, which directions are consistent with normally acceptable business practices, or the failure to observe, or the failure or refusal to perform, any obligations required to be performed in accordance with this Agreement, including, without limitation, the responsibilities set forth on Schedule 1, (ii) if the Board of Directors determines that Executive has committed a demonstrable act (or omission) of malfeasance seriously detrimental to the Company or (iii) breach by Executive in any material respect of any covenant or agreement contained herein, in the Proprietary Rights and Information Agreement or in the Noncompetition Agreement.


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                  (b) If the Company elects to terminate Executive's employment for Cause, if such Cause shall be capable of cure (it being understood and agreed that a breach of fiduciary duty, including dishonesty, is not subject to cure) the Company shall first give Executive written notice and a period of ten
(10) days to cure such Cause, and if such Cause is not cured in said ten (10) days or if such Cause is not capable of cure, such termination shall be effective ten (10) days after the Company gives written notice of such failure to cure to Executive. In the event of a termination of Executive's employment for Cause in accordance with the provisions of Section 11 (C) (b), the Company shall have no further obligation to Executive, except for the payment of salary and for any other compensation accrued and/or expenses incurred through the date of such termination from employment.

            11. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any other breach or default hereof.

            12. Governing Law. The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of the State of New York, and this Agreement and its provisions shall be construed according to the laws of the State of New York, without reference to its choice of law rules.

            13. Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier or mailed (by registered or certified mail, postage prepaid) or telecopied, as follows:

                  (i)   If to the Company, one copy to:

                        EyeCity.com, Inc.
                        One Fairchild Court
                        Plainview, NY  11803
                        Attention: Mark H. Levin, President
                        Telecopier: (516) 349-9191

                        with simultaneous copy to:

                        Rosenman & Colin LLP
                        575 Madison Avenue
                        New York, NY  10022
                        Attention:  Eric M. Lerner, Esq.
                        Telecopier:  (212) 940-8776


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                  (ii)  If to Executive, one copy to him at the address set
                        forth in the preamble hereto.

                        With a simultaneous copy to:

                        Korman & Stein, P.C.
                        1975 Linden Boulevard
                        Elmont, New York 11003-4004
                        Attention: Jonathan A. Stein, Esq.
                        Telecopier: (516) 285-0086

            (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 13(a) (with confirmation of transmission), or (ii) if given by other means, when delivered at the address specified in Section 13(a). Any party by notice given in accordance with this Section 13 to the other party may designate another address or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

            14. Assignment. The Executive's assignment of this Agreement or any interest herein, or any monies due or to become due by reason of the terms hereof, without the prior written consent of the Company shall be void. This Agreement shall be assignable and binding to a corporation or other business entity that succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company and which assumes Company's obligations under this Agreement.

            15. Miscellaneous. This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

            16. Obligations of a Continuing Nature. It is expressly understood and agreed that the covenants, agreements and restrictions undertaken by or imposed on either party hereunder, which are stated to exist or continue after termination of Executive's employment with the Company, shall exist and continue on both parties irrespective of the method or circumstances of such termination from employment or termination of this Agreement.

            17. Severability. Executive agrees that if any of the covenants, agreements or restrictions on the part of Executive are held to be invalid by any court of competent jurisdiction, such holding will not invalidate any of the other covenants, agreements and/or restrictions herein contained and such invalid provisions shall be severable so that the invalidity of any such provision shall not invalidate any others. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

            18. Representation. Executive represents and warrants that he has the legal right to enter into this Agreement and to perform all of the duties and obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any


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agreement or understanding, written or oral, which prevents Executive from entering into this Agreement or performing all of his duties and obligations hereunder. In the event of a breach of such representation or warranty on his part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his duties and obligations hereunder, the Company shall have the right to terminate this Agreement in accordance with
Section 11(C) (a); in which event the "Cause" shall not be deemed curable under
Section 11(C) (b). Without limiting the foregoing, Executive represents and warrants that he is not a party to any agreement which prohibits or limits his ability to fulfill his duties and responsibilities contemplated herein.

            19. Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        EYECITY.COM, INC.


                                        By: /s/ Mark H. Levin
                                            ------------------------------------
                                            Mark H. Levin
                                            President


                                        /s/ JON AGNES
                                        ----------------------------------------
                                        JON AGNES


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                                   SCHEDULE 1

      1. (a) Executive will be responsible for managing, directing and coordinating all information systems and technology activities of the Company.

      (b) Executive will have the overall responsibility for providing the managerial leadership and direction required in defining the technical strategy of the Company and directing and implementing projects requested from time to time by the Chief Operating Officer.

      2. (a) Executive will be responsible for planning and coordinating the software functions of the Company in accordance with its strategy to establish a significant online retail business in the optical products and other markets, through acquisitions and otherwise.

      (b) Executive will work closely with senior management to identify and capitalize on next generation web technology.

      (c) Executive will undertake to define and quantify project deliverables and ensure that deliverables are met.

      (d) Executive will coordinate projects with the Company's sales and marketing teams including in connection with the launch of current and future products.

      (e) Executive will oversee the execution of on-line promotional campaigns and follow-up customer support efforts at the request of the Chief Operating Officer.

      (f) Executive will lead a technology staff (currently consisting of five people) at levels determined by the Board of Directors. Executive will at the request of the Chief Operating Officer increase the size and capability of the technical team, meeting the demands of current and new product offerings.

      3. (a) Executive will be responsible to ensure that the Company continues to embrace the latest proven technologies through strong research, analysis and recommendation of cutting edge technology.

      (b) Other required activities will include:

            (i) achieving a technology lead in the strategic application of the Company's technology in its coding standards and rapid application development methodology.

            (ii) providing mentorship and managing the career progression and professional development of our senior developers and junior technical staff.

            (iii) providing final technical approval of all developer staff.

            (iv) providing technical/technology lead (as required) for customer/partner meetings.

            (v) acting as the Company's advocate and contributing to the continuous refinement and achievement of the Company's vision.